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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number  000-26893
                                               ___________

                        INTERACTIVE PICTURES CORPORATION
             (Exact name of registrant as specified in its charter)

              1009 Commerce Park Drive, Oak Ridge, Tennessee 37830
                                 (423) 482-3000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Common Stock, $0.001 Par Value
            (Title of each class of securities covered by this Form)

   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i) [x]   Rule 12h-3(b)(1)(i) [x]
                Rule 12g-4(a)(1)(ii)[ ]   Rule 12h-3(b)(1)(ii)[ ]
                Rule 12g-4(a)(2)(i) [ ]   Rule 12h-3(b)(2)(i) [ ]
                Rule 12g-4(a)(2)(ii)[ ]   Rule 12h-3(b)(2)(ii)[ ]
                                          Rule 15d-6          [ ]

Approximate number of holders of record as of the certification or notice date: 127

Pursuant to the requirements of the Securities and Exchange Act of 1934 Interactive Pictures Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                          INTERACTIVE PICTURES CORPORATION

Date:   January 19, 2000
                                               By: /s/ John J. Kalec
                                                   --------------------------
                                               Name:   John J. Kalec
                                               Title:  Chief Financial Officer